                                                                   Exhibit 99.1

DUALSTAR TECHNOLOGIES CORPORATION                                         NEWS
ONE PARK AVENUE,  NEW YORK, NEW YORK  10016

--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE

Contact:          Robert Birnbach
                  Chief Financial Officer
                  e-mail: info@dualstar.com
                  Voice:  718.340.6655
                  Fax:    212.616.6254


DUALSTAR SIGNS DEFINITIVE AGREEMENTS WITH BLACKACRE FOR $46.2 MILLION INVESTMENT
           AND FOR $11 MILLION SALE OF ELECTRICAL AND HVAC BUSINESSES; STOCKHOLDERS MEETING TO BE SCHEDULED AS SOON AS PRACTICABLE

     NEW YORK, NY - March 29, 2000- DualStar Technologies Corporation ("DualStar" or the "Company") (Nasdaq: DSTR) announced today that it has entered into a definitive securities purchase agreement with Blackacre Capital Management, L.L.C. and certain of its affiliates (collectively, "Blackacre") under which, subject to the approval of the Company's stockholders, Blackacre would invest $46.2 million in the Company through the purchase, at Blackacre's election, of either: (A) a $30 million ten-year convertible promissory note ("Note") bearing interest at the rate of 3% per annum, convertible into shares of the Company's common stock at a conversion price of $4.00 per share, and 4,050,000 shares of the Company's common stock at a purchase price of $4.00 per share; or (B) 11,550,000 shares of the Company's common stock at a purchase price of $4.00 per share. In connection with its $46.2 million investment, Blackacre will enter into a "strategic alliance" with DualStar under which DualStar will be granted the right of first negotiation to acquire access rights to deliver voice, video, data and related services to properties owned, controlled by, managed or affiliated with Blackacre and/or its affiliates.

     If the $46.2 million Blackacre investment is consummated, Blackacre will nominate a majority of the members of DualStar's Board of Directors. If Blackacre fully converts the principal under the Note (or if Blackacre elects to make its investment solely in common stock), Blackacre would then own approximately 42.4% of the Company's then-outstanding common stock (based on 15,701,571 shares of common stock outstanding as of today).

     In addition, the Company announced that it has entered into a definitive agreement with M/E Contracting Corp. ("M/E"), an affiliate of Blackacre, to sell to M/E, subject to the approval of the Company's stockholders and the consummation of the $46.2 million Blackacre investment, DualStar's electrical contracting subsidiary, High-Rise Electric, Inc., and DualStar's heating, ventilation and air conditioning ("HVAC") contracting subsidiaries, Centrifugal Associates, Inc. and Mechanical Associates, Inc. The aggregate purchase price is $11 million, consisting of $1 million in cash and a $10 million secured ten-year note bearing interest at 10% per annum. The definitive agreements relating to the Blackacre $46.2 million investment and the M/E sale transactions described above are subject to customary and other closing conditions including, with respect to the sale to M/E, M/E's right to terminate the transaction for any reason at any time prior to closing. DualStar has received fairness opinions with respect to both the proposed $46.2 million Blackacre investment and the proposed $11 million sale of its contracting subsidiaries to M/E.

     The proposed investment and sale transactions with Blackacre and its affiliate, M/E, represent DualStar's continued efforts to transform the Company's business focus from construction-related businesses to becoming principally an access provider of broadband telecommunications services to residential and commercial properties. DualStar would use the proceeds from the investment and sale transactions to repay a $7 million bridge loan from Madeleine, L.L.C., an affiliate of Blackacre, and for working capital purposes, including the expansion of its broadband telecommunications services business.

     DualStar contemplates that its 1999 annual meeting of stockholders meeting, which was previously postponed, will be rescheduled as soon as practicable after Securities and Exchange Commission clearance of the Company's preliminary proxy statement in respect of the proposed investment and sale transactions described above and related matters, including the Company's proposal to increase the number of its authorized shares of common stock from 25 million to 50 million shares. Stockholder approval for the increase in the Company's authorized shares is a condition to the $46.2 million Blackacre investment.

     Blackacre and its affiliates manage funds and accounts of over $5.5 billion. Blackacre and its fund management affiliates are headquartered in New York City and focus on investments in companies, real estate, asset-based lending and related investment opportunities in the United States, Europe and Asia. Its investment staff includes professionals with operating, investment and management experience. Moreover, their sizeable portfolio has led to relationships with an extensive array of industry owners and operators used to identify and evaluate investment opportunities and operate their portfolio companies. Blackacre has interests in more than 70,000 residential units and
10.2 million square feet of commercial space. Affiliates of Blackacre also own a majority of the equity of Starrett Corporation, which through certain of its affiliates is engaged in the general construction, property management and real estate development business, principally in the New York metropolitan area.

     DualStar Technologies Corp., through its subsidiaries, designs and installs infrastructure systems and provides services that control and enhance the environment in buildings. These systems and services include: heating, ventilation and air conditioning (HVAC); electrical; building and energy management (BMS); enhanced local, regional and long distance telephony as a Competitive Local Exchange Carrier (CLEC); direct broadcast satellite (DBS) and cable television as a System Operator; high-speed Internet access as an Internet Service Provider (ISP); and security and safety. DualStar created and owns many innovative trademarked concepts, including the CyberBuilding(Registered Trademark), CyberCierge(Registered Trademark), Building Area Network(Registered Trademark) (BAN), Home Area Network (HAN), Community Area Network (CAN), InfoStructure, InfoStructors, CyberView(Registered Trademark), CyberBuilders(Registered Trademark), DualStar(Registered Trademark), DualStar Communications(Registered Trademark) and DualStar Technologies(Registered Trademark). For more information, visit the Company's Web site at http://www.dualstar.com, e-mail info@dualstar.com, or call (718) 340-6655. The Company's common stock is traded on The Nasdaq National Market under the symbol DSTR.

     This press release and the materials referred to hereby contain forward-looking statements regarding the Company's business and future plans of operations. When used herein, the words "intends," "expects," "plans," "estimates," "projects," "believes," "anticipates," "contemplates," "represents" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties. These and other important factors, including those set forth in the Company's Annual and Quarterly Reports on Form 10-K and Form 10-Q (available to the public at www.sec.gov), may cause the actual results and performance to differ materially from the future results expressed in or implied by such forward-looking statements. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any obligation to provide public updates, revisions or amendments to any forward-looking statements made herein to reflect changes in the Company's expectations or future events.

                                      # # #